                                                                   EXHIBIT 10.35


Brian McAdams,                                                07 September 2000
MyHelpdesk, Inc. ("MHD")

Dear Brian:

In response to many telephone conversations over the past few days, we are pleased to present a conditional offer for your consideration, as outlined below.

     1. PCsupport.com will acquire of all the assets, including all of the software, contracts, documentation, know-how, show-how and intellectual property of every kind developed by the Principals or employees of MHD while employed by MHD. PCsupport.com will assume liabilities and contingent liabilities as disclosed by MHD, not including any bridge funding provided by the investors, nor any shareholder loans.
     2. PCsupport.com will issue to MHD 1,500,000 common shares of PCsupport.com ("Base Shares") to be issued as follows:
          a.   1,250,000 at Closing,
          b. 250,000 one year from Closing, less the value of any material deficiency in the assets acquired, and less the value of any material undisclosed liabilities; valued for this purpose at $2.00 per share.
     3. All common shares of PCsupport.com referenced in number 2. above will be registered at the time the company becomes listed on a major stock exchange (e.g. NASDAQ Small Cap, National Markets) or one year after Closing, which ever comes first, and subject to the same lock-up periods as the principal shareholders of PCsupport.com. If the shares referenced in section 2b above are issued prior to one year after the Closing, such shares will be held in escrow until such one year period has expired and will still be subject to cancellation pursuant to section 2b above.
     4. A pool of options on PCsupport.com common stock will be issued to the founders and employees of MHD, according to PCsupport.com's Stock Option Plan, who become employees of PCsupport.com, commensurate with options awarded to PCsupport.com employees in similar positions.
     5. Prior to the Closing, PCsupport.com and MHD will agree upon a budget to develop the MHD business for the ensuing twelve months.
     6. PCsupport.com will assume the on-going costs of maintaining the business of MHD effective September 1, 2000 through to the Closing or the cancellation of this offer to acquire, to a maximum of $100,000 per week calculated on a cumulative basis.
     7. MHD will negotiate exclusively with PCsupport.com for the next 30 days with respect to any sale of its assets or businesses. MHD will not negotiate, initiate, or discuss any offer during such period, while PCsupport.com performs due diligence on MHD's assets, employees and business, broadly defined. MHD will not incur any further liabilities in excess of $5,000 in aggregate, other than those incurred in the normal course of business, without the prior written consent of PCsupport.com during the next 30 days or until PCsupport.com cancels its offer. PCsupport.com may cancel its offer without further liability if it is unable in its sole discretion to satisfactorily complete its due diligence during such period. In such event, all funding provided by PCsupport.com to MHD will be converted into a senior debenture ranking ahead of all other debt, and bearing interest at 1% per month compounded.
     8. PCsupport.com agrees that it will keep confidential and will not disclose, divulge, or use for any purpose other than evaluation of MHD, any confidential, proprietary or secret information which it may obtain MHD, unless such information is known, or until such information becomes known, to the public without fault by PCsupport.com, is independently obtained by PCsupport.com without violating any obligation of confidentiality to MHD or is independently developed by PCsupport.com; provided, however, that PCsupport.com may disclose such information to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with the transactions contemplated by this offer, subject to the agreement of such party to keep such information confidential as set forth herein.
      9. Except for paragraphs 6-8 and this paragraph 9 (which paragraphs will be binding upon MHD and PCsupport.com in accordance with their respective terms), this offer will not be binding upon the parties hereto. Except as set forth in such paragraphs, legally binding obligations between or among either of the parties hereto concerning the transactions described herein will be created only through execution and delivery of the definitive purchase agreement and the documents described therein.
      10. Any definitive offer to consummate the acquisition contemplated herein will be subject to the approval of the Board of Directors of PCsupport.com and regulatory approval and requirements. The definitive purchase agreement will contain customary representations and warranties by MHD and PCsupport.com.
      11. This offer is open for acceptance until Thursday, September 7, 2000 at 8:00 PM Pacific Time.


Sincerely,
PCSUPPORT.COM, INC.



/s/ Mike McLean, CEO



Accepted:
MYHELPDESK.COM


Per: /s/ Brian McAdams                                  Date: 08 September 2000
     -----------------